Exhibit 99.1

FOR IMMEDIATE RELEASE	[AGILYSYS LOGO]

Agilysys, Inc. Reports Fiscal 2004 Fourth-Quarter and Full-Year Results

•	Fourth Quarter Sales Increase 42 Percent Year-over-Year with Gross Margin Improving to 13.9 Percent

•	Net Income in the Fourth Quarter Increases to $0.17 Per Diluted Share, with Income from Continuing Operations of $0.21 Per Diluted Share

CLEVELAND, Ohio – May 12, 2004 – Agilysys, Inc. (Nasdaq: AGYS), a leading provider of enterprise computer technology solutions, today announced its fiscal 2004 fourth-quarter and full-year results for the periods ended March 31, 2004. The Company reported fourth quarter net income of $4.8 million, or $0.17 per diluted share, compared with a net loss of $10.7 million, or $0.39 per diluted share in the fourth quarter last year. Fourth quarter income from continuing operations was $6.2 million, or $0.21 per diluted share. This compares with a fourth quarter loss from continuing operations in the previous year of $24.9 million, or $0.91 per diluted share.

Consolidated sales for the fourth quarter increased 42 percent to $371.6 million compared with sales of $261.3 million for the fourth quarter last year. Gross margin for the quarter was 13.9 percent, up from 13.2 percent reported for the fourth quarter in the previous year.

Arthur Rhein, chairman, president and chief executive officer of Agilysys, said, “We experienced strong sales performance across all customer segments, well beyond the strength we typically see in our fourth quarter. The overall increase in gross margin percentage was driven by the higher gross margin contributions of our recent acquisitions. The Agilysys team continues to do an excellent job of effectively managing the business.”

Selling, general and administrative expenses as a percentage of sales improved to 10.8 percent from 12.5 percent in the fourth quarter of the previous year. This was primarily due to effective cost management and the increased year-over-year sales level.

During the fiscal 2004 fourth quarter, the Company recorded a pre-tax gain of $5.0 million resulting from the settlement of an outstanding lawsuit. The gain is included in “Other (Income) Expense” in the Consolidated Statement of Operations. In addition, Agilysys recorded a loss on retirement of debt of $4.5 million in the fourth quarter of 2004 relating to the repurchase of an additional $32.9 million of the Company’s 9.5 percent Senior Notes.

Recent Acquisitions Contribute to Improved Operating Results
Agilysys results also benefited from the acquisition and successful integration of the Kyrus Corporation and Inter-American Data, Inc. (IAD). During the fourth quarter of 2004 the two acquisitions contributed $38.4 million to sales and $7.3 million to gross margin.

Rhein said, “The contributions of our recent acquisitions are encouraging, particularly when one considers our quarter’s results include only six weeks of operations from the IAD business. I am also pleased with the swift integration of both Kyrus and IAD. We expect both acquisitions to continue their strong performance and positively impact the profitability of the business.”

Fiscal 2004 Full-Year Results
For the fiscal year ended March 31, 2004 sales were $1.4 billion, an increase of 20 percent, compared with the $1.2 billion in sales reported for the prior year.

Gross margin for the current fiscal year was 12.9 percent, up from 12.7 percent in fiscal 2003.

Agilysys also reported an improvement in the 2004 fiscal year’s selling, general and administrative expenses as a percentage of sales to 10.1 percent, from 11.6 percent in fiscal 2003.

Net income increased to $8.7 million, or $0.31 per diluted share, compared with a net loss of $42.1 million, or $1.54 per diluted share last year. Included in last year’s results was a charge of $34.8 million, net of tax, or $1.27 per diluted share, related to the adoption of SFAS No. 142, “Goodwill and Other Intangible Assets,” effective April 1, 2003, which was recorded as a cumulative effect of a change in accounting principle.

“At the beginning of fiscal 2004, Agilysys established several ambitious goals including growing sales faster than the market, growing profits faster than sales, and achieving operating profit margins in the range of 2.0 to 2.5 percent by the end of the fiscal year, as well as driving our return on invested capital to 7 to 9 percent over a 18 to 24 month period,” said Rhein. “Today, we reported results that demonstrate that we have exceeded each of these goals. Our accomplishments during the fiscal year also position the Company to continue achieving impressive sales and profit growth in fiscal 2005 and beyond.”

Business Outlook
For fiscal 2005, the Company currently estimates sales to grow between 13 and 18 percent over fiscal 2004 sales of $1.4 billion. Full-year gross margin is expected to be between 12.8 percent and 13.1 percent.

Selling, general and administrative expenses are anticipated to remain at approximately 10 percent of sales for fiscal 2005. Fiscal 2005 net income is expected to be in the range of $0.70 to $0.80 per diluted share.

Agilysys also expects to incur fiscal 2005 capital expenditures between $2 and $4 million, depreciation and amortization of approximately $9.2 million and interest expense, net of interest income, of approximately $5.5 million, assuming no additional retirement of its Senior Notes.

For the first quarter of fiscal 2005, the Company expects sales to grow by 28 to 32 percent over the comparable quarter last year.

Conference Call Information
A conference call to discuss the quarterly and full-year results is scheduled for 10 a.m. ET on Wednesday, May 12, 2004. The conference call will be broadcast live over the Internet and a replay will be accessible on the investor relations page of the Company’s Web site: www.agilysys.com.

A taped replay of the conference call will be available at noon ET on Wednesday, May 12, 2004, through midnight ET on Thursday, May 20, 2004, accessible by dialing 877-344-7529 or 412-858-1440 (event code #266 and passcode #344173).

Forward-Looking Language
Portions of this release, particularly the statements made by management and those that are not historical facts, are forward-looking statements within the meaning of the safe harbor provisions of the Private

Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current assumptions and expectations, and are subject to risks and uncertainties, many of which are beyond the control of Agilysys. Many factors could cause Agilysys actual results to differ materially from those anticipated by the forward-looking statements. These factors include those referenced in the Annual Report on Form 10-K or as may be described from time to time in Agilysys subsequent SEC filings.

Potential factors that could cause actual results to differ materially from those expressed or implied by such statements include, but are not limited to, those relating to Agilysys anticipated revenue gains, margin improvements, cost savings, and new product introductions.

Other associated risks include geographic factors, political and economic risks, the actions of Agilysys competitors, changes in economic or industry conditions or in the markets served by Agilysys, and the ability to appropriately integrate acquisitions, strategic alliances, and joint ventures.

In addition, this release contains time-sensitive information and reflects management’s best analysis only as of the date of this release. Agilysys does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Information on the potential factors that could affect Agilysys actual results of operations is included in its filings with the Securities and Exchange Commission, including, but not limited to, its Annual Report on Form 10-K for the fiscal year ended March 31, 2003. Interested persons can obtain it free at the Securities and Exchange Commission’s website, which is located at www.sec.gov.

About Agilysys, Inc.
Agilysys, Inc. is one of the foremost distributors and premier resellers of enterprise computer technology solutions. It has a proven track record of delivering complex servers, software, storage and services to resellers and corporate customers across a diverse set of industries. In addition, the Company provides customer-centric software applications and services focused on the retail and hospitality markets. Headquartered in Cleveland, Ohio, Agilysys has sales offices throughout the U.S. and Canada. For more information, visit the Company’s website at www.agilysys.com.

For more information contact:	Martin Ellis
Executive Vice President, Corporate Development
and Investor Relations
Agilysys, Inc.
440-720-8682
martin.ellis@agilysys.com

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AGILYSYS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Year Ended
	March 31		March 31
(Dollars In Thousands, Except Share and Per Share Data)	2004	2003	2004	2003
Net Sales	$371,577	$261,339	$1,403,216	$1,171,631
Cost of Goods Sold	319,744	226,874	1,222,314	1,022,378

Gross Margin	51,833	34,465	180,902	149,253
Selling, General and Administrative Expenses	40,153	32,794	141,868	135,899
Restructuring Charges	462	20,697	2,516	20,697

Operating Income (Loss)	11,218	(19,026)	36,518	(7,343)
Other (Income) Expense

Other Income, net	(5,977)	(496)	(6,687)	(966)
Investment Impairment	—	14,600	—	14,600
Interest Expense, net	1,568	2,656	8,636	9,343
Loss on Retirement of Debt, net	4,518	1,164	7,861	1,164

Income (Loss) Before Income Taxes	11,109	(36,950)	26,708	(31,484)
Provision (Benefit) for Income Taxes	3,437	(13,805)	9,684	(11,739)
Distributions on Mandatorily Redeemable Convertible Trust
Preferred Securities, net of tax	1,513	1,715	5,500	6,315

Income (Loss) from Continuing Operations	$6,159	$(24,860)	$11,524	$(26,060)
Income (Loss) from Discontinued Operations, net of tax	(1,322)	14,210	(2,861)	18,777

Income (Loss) Before Cumulative Effect of a Change in
Accounting Principle	$4,837	$(10,650)	$8,663	$(7,283)
Cumulative Effect of a Change in Accounting Principle, net of $1.9 Million Tax Benefit	—	—	—	(34,795)

Net Income (Loss)	$4,837	$(10,650)	$8,663	$(42,078)

Earnings Per Share-Basic
Income (Loss) from Continuing Operations	$0.22	$(0.91)	$0.42	$(0.96)
Income (Loss) from Discontinued Operations	(0.05)	0.52	(0.10)	0.69

Income (Loss) Before Cumulative Effect of a Change in
Accounting Principle	$0.17	$(0.39)	$0.32	$(0.27)
Cumulative Effect of a Change in Accounting Principle	—	—	—	(1.27)

Earnings (Loss) Per Share-Basic	$0.17	$(0.39)	$0.32	$(1.54)

Average Number of Common Shares Outstanding-Basic	27,742,163	27,355,569	27,743,769	27,291,683
Earnings Per Share-Diluted
Income (Loss) from Continuing Operations	$0.21	$(0.91)	$0.41	$(0.96)
Income (Loss) from Discontinued Operations	(0.04)	0.52	(0.10)	0.69

Income (Loss) Before Cumulative Effect of a Change in
Accounting Principle	$0.17	$(0.39)	$0.31	$(0.27)
Cumulative Effect of a Change in Accounting Principle	—	—	—	(1.27)

Earnings (Loss) Per Share-Diluted	$0.17	$(0.39)	$0.31	$(1.54)

Average Number of Common Shares Outstanding-Diluted	36,113,260	27,355,569	27,955,865	27,291,683
Dividends Per Share	$.03	$.03	$.12	$.12

AGILYSYS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31	March 31
(Dollars In Thousands, Except Share and Per Share Data)	2004	2003
ASSETS
Current Assets
Cash and Cash Equivalents	$149,903	$318,543
Accounts Receivable, net	295,272	170,708
Inventories, net	52,236	48,285
Other	11,489	6,981
Assets of Discontinued Operations	5,451	43,367

Total Current Assets	514,351	587,884
Goodwill	179,975	117,545
Investments in Affiliated Companies	18,819	19,592
Other Assets	11,396	10,625
Property and Equipment, net	35,121	38,237

Total Assets	$759,662	$773,883

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts Payable	$208,115	$139,185
Other	39,047	24,118
Liabilities of Discontinued Operations	4,006	20,910

Total Current Liabilities	251,168	184,213
Long-Term Debt	59,503	130,995
Deferred Income Taxes	4,426	7,000
Other Long-Term Liabilities	10,150	9,450
Mandatorily Redeemable Convertible Trust Preferred Securities	125,425	143,675
Shareholders’ Equity	308,990	298,550

Total Liabilities and Shareholders’ Equity	$759,662	$773,883